Exhibit 99.5

Shapeways and Galileo Announce Merger to Take Digital Manufacturing to the NYSE

How do you fully digitize the end-to-end manufacturing process so you can deliver high-quality, low-volume, high-mix production at compelling economics? Over the last decade, Shapeways has been built from the ground up with this idea in mind. Today, we are still only at the infancy of a digital transformation in manufacturing, and Shapeways is well positioned to both participate in and contribute significantly to this industry growth.

To that end, we have taken steps to accelerate our strategic plan, which now includes a business combination with Galileo Acquisition Corp. (NYSE: GLEO), a publicly traded special purpose acquisition company (SPAC). This merger is on track to close in Q3 2021, at which point Shapeways is expected to become a publicly traded company on the NYSE under the ticker symbol ‘SHPW’. Following this transaction, we will be even better positioned to serve our customers as their Digital Manufacturing partner of choice.

A Partner for Growth

We are very excited to be working with the Galileo team, whom we have built a strong relationship with over the past few quarters.  Galileo brings significant experience as a successful SPAC sponsor while complementing our international and domestic expertise to further expand Shapeways’ global reach.

Over the past three years, the Shapeways team has collectively worked to transform our offerings and go-to-market strategy to make an even bigger impact on digital manufacturing. A key component to our growth-to-date has been the relationships with our customers which has led to a high level of repeat revenue. In 2020, 88% of Shapeways’ revenue came from existing customers. Shapeways’ software was built to enable g deep integrations with our customers, connecting seamlessly with their systems and infrastructure to become a mission critical component of their business.

Equally important is Shapeways’ global network of printer, materials and manufacturing partners. We have assembled a world-class partner ecosystem and global supply chain to drive on-demand manufacturing with speed and agility.

Moving forward, we see a clear opportunity to utilize our technology to accelerate adoption in key markets, including industrial, medical, automotive and aerospace segments. Continued expansion of materials usage encompasses advanced polymers and industrial metals, as well as materials across composites and ceramics. In addition, we have the opportunity to expand beyond our core markets of North American and Europe to Asia.

Our legacy has included shaping the way digital manufacturing could be done, and we are committed to continuing to lead this industry and shape how digital manufacturing will be done in the future as well.

The Future of Digital Manufacturing is Now

The additive manufacturing industry is approaching an inflection point, as it moves from prototyping parts and tooling to quality production at scale. In our opinion, this will unlock even greater global adoption and drive significant growth over the next decade. The digital manufacturing market is expected to grow from around $39 billion today to more than $120 billion over the next decade, representing a 12% Compounded Annual Growth Rate (CAGR), according to industry reports.

The industry is already making major progress to overcome many of the challenges that have traditionally hindered adoption, including characteristics such as speed, quality, materials availability (particularly in metals), part size, and overall digitalization of the end-to-end manufacturing process.

This is where Shapeways stands out most with our purpose-built, end-to-end proprietary software that has been developed and refined with sizable investments by its current shareholders and IP contributions by our team to deliver the market’s best offerings at scale. Currently utilizing 11 additive manufacturing technologies and more than 90 materials and finishes, with the ability to easily scale new innovation, Shapeways provides a broad range of solutions to our customers –which today exceeds more than one million customers across 160 countries.

Our agnostic approach to both manufacturing hardware and materials complements members of our hardware ecosystem, such as Desktop Metal, EOS and HP, along with material providers such as BASF, DSM, and Henkel. This allows us to quickly adapt to market shifts and our customers’ evolving needs, which are more critical now than ever, given the current pressures on the economy and supply chains during the global market recovery.

A New Chapter for Shapeways

With respect to the key terms of the proposed transaction, the combined company is expected to have an estimated enterprise equity value of $605 million at closing.

As a further demonstration of their continued commitment to Shapeways, and further validation of our strategic plan and ability to create value, the current major shareholders who participated in past private financing rounds will remain equity holders in the combined company after the transaction, and also invest in the PIPE. These prominent firms include: Lux Capital, Union Square Ventures, Andreessen Horowitz, and INKEF Capital. The PIPE is anchored by leading financial investors, Miller Value and XN, and Desktop Metal, a publicly listed strategic investor which will help accelerate Shapeways timeline to effectively expand into metals as part of our strategy to add to our materials mix.

With this capital injection, we plan to invest $100 million in CAPEX over the next five years into new technologies and materials to fuel our growth, overall. Ultimately, our scalable financial model will provide Shapeways with the opportunity to consolidate the highly fragmented additive manufacturing market, capitalize on sizable market opportunities, deliver superior offerings and customer service, and create significant shareholder value.

On behalf of the Shapeways management team, I would like to thank all of the Shapeways employees, customers, partners, and investors who have been instrumental in getting Shapeways to this point. Thank you again for joining us on an amazing journey, and most importantly, sticking with us as we plot a new path ahead for the Company and the industry-at-large.

We look forward to updating you on our progress.

All the Best,

Greg Kress

CEO, Shapeways

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Important Information About the Transactions and Where to Find It

Galileo and Shapeways will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Galileo, which will include a prospectus with respect to Galileo’s securities to be issued in connection with the proposed merger and a proxy statement of Galileo with respect to Galileo’s shareholder meeting at which Galileo’s shareholders will be asked to vote on the proposed merger and related matters. GALILEO’S SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT GALILEO, SHAPEWAYS AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Galileo as of a record date to be established for voting on the proposed merger and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Galileo with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Galileo at 1049 Park Ave. 14A New York, NY 10028. Information filed with the SEC is also available on the SEC’s website at www.sec.gov.

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